Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 28, 2005 (except Note 11, as to which the date is February 24, 2005) in the Registration Statement (Form SB-2 No. 333-______) and the related Prospectus of Oragenics, Inc. for the registration of up to 4,727,921 shares of its common stock.

/s/ Ernst & Young LLP

Certified Public Accountants
Tampa, Florida
June 2, 2005